Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-178155) pertaining to the Molex Incorporated 2008 Stock Incentive Plan, as amended and restated, and the Molex Incorporated Employee Stock Purchase Plan of our reports dated August 9, 2012, with respect to the consolidated financial statements and schedule of Molex Incorporated, and the effectiveness of internal control over financial reporting of Molex Incorporated, included in this Annual Report (Form 10-K) for the year ended June 30, 2012.

/s/ Ernst & Young LLP

Chicago, Illinois

August 9, 2012